Exhibit 10.100

OSMOSE, INC.

1016 Everee Inn Road

Griffin, GA 30224

March 14, 2012

PAUL A. GOYDAN

2601 Westheimer Road

Apt. C317

Houston, TX 77098

Dear Mr. Goydan:

It is a pleasure to extend to you an offer to continue your employment with Osmose, Inc. (the “Company”), I look forward to your contribution and success as President of the Company, reporting to the Chief Executive Officer of Osmose Holdings, Inc (“OHI”).

By accepting this offer, you agree to devote your full business time and attention to the business of the Osmose Companies (defined below) and to faithfully, diligently and competently perform your duties hereunder. During your employment with the Company, you shall continue to have the normal duties, responsibilities, functions and authority customarily exercised by you as President of the Company, subject to the power and authority of the board of directors of OHI (the “Board”) to reasonably expand or limit such duties, responsibilities, functions and authority. While employed by the Company, you agree not to serve as an officer, director, employee, consultant or advisor to any other business without the prior written consent of the Board, which consent shall not be unreasonably withheld; provided, however, that you may serve in any such capacity for any charitable, civic or other community organization if such service does not materially interfere with your duties to the Company pursuant to this letter agreement. For the purposes of this letter agreement, “Osmose Companies” means OHI Parent, Inc. (the indirect parent entity of the Company, “Parent”) and its subsidiaries.

The information below summarizes various employment details and benefits to which you will be entitled upon your acceptance of this offer.

Effective Date

This letter agreement shall be conditioned upon and effective as of the consummation of the transactions contemplated by the Agreement and Plan of Merger, (the “Merger Agreement”) dated March 13, 2012, by and among OHI, Parent, OHI Intermediate Holdings, Inc. and OHI Acquisition Corporation (the “Effective Date”). If the Merger Agreement is terminated prior to such transactions being consummated, this letter agreement shall automatically terminate and be of no further force and effect.

Term of Employment

The Company shall employ you upon the terms and condition set forth in this letter agreement for the period beginning on the Effective Date.

PAUL A. GOYDAN

Salary

Your annual base salary (“Salary”) for the fiscal year ending December 31, 2012, will be your annual Salary in effect for the Company as of the day before the Effective Date, and your Salary shall be subject to annual review and possible adjustment thereafter during your employment with the Company and shall be paid periodically in accordance with the Company’s normal payroll practice for salaried officers. For any partial years of employment, the Salary shall be prorated on an annualized basis.

Bonuses

You will be eligible for a target performance bonus each year (or pro rated portion thereof) based on performance criteria for the Company (as adjusted from time to time, “Bonus”). Your Bonus for the fiscal year ending December 31, 2012 will be determined pursuant to the Bonus plan in effect for the Company as of the day before the Effective Date. For each fiscal year following 2012, the Bonus amount and the performance criteria shall be established by the Board in consultation with you before the start of each fiscal year. Your bonus for any fiscal year, if any, shall be paid no later than March 15 of the calendar year following the calendar year in which the applicable fiscal year ended.

Benefits

During your employment with the Company, you will be entitled to participate in such retirement, welfare, fringe and other benefit plans made available by the Company to its salaried officers from time to time. The Company does not currently intend to modify the retirement, welfare, fringe or other benefits to which you are currently entitled, or the vacation or other employee policies currently applicable to you, in each case as of the date hereof, in connection with the merger contemplated under the Merger Agreement. The Company also expects you to remain employed by the Company through such merger. Participation in Company benefit plans will continue until terminated pursuant to the terms of this letter agreement, and will be governed by and subject to the terms, conditions and overall administration of such plans.

Vacation

During your employment with the Company, you will be entitled to paid vacation in accordance with the Company’s then prevailing policies, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

Reimbursement of Expenses

During your employment with the Company, the Company will reimburse you for all reasonable travel and other expenses incurred in performing duties and responsibilities under this letter agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

PAUL A. GOYDAN

At Will Employment

We anticipate and are hopeful of a long and fruitful relationship. Your employment by the Company will be “at will,” meaning that you and the Company may terminate your services at any time for any reason or no reason and without prior notice.

Confidential Information, Non-Competition; Non-Solicitation

By your acceptance of this letter agreement, you agree to abide by the “Confidential Information, Non-Competition and Non-Solicitation Terms” attached hereto as Exhibit A, which are incorporated herein by reference.

Termination

If your employment is terminated by the Company without Cause or, if you resign with Good Reason (in each case, as defined below), you will receive (A) your Salary through the end of the month in which your employment is terminated, (B) as a severance payment, one (1) year (the “Severance Period”) of Salary continuation (subject to possible increase at the option of the Company as provided in paragraph (d) of Exhibit A), payable in equal installments during the Severance Period in accordance with the Company’s normal payroll practices, (C) a portion of the Bonus to which you would have been entitled for the fiscal year in which your employment is terminated, in an amount determined in good faith by the Board, which amount shall, at a minimum, be pro-rated based on the number of days elapsed through the date of such termination and the total in the year in which such amount is calculated and paid at or near the time bonus payments are made to other employees of the Company in respect of such fiscal year, (D) as reimbursement to you during the Severance Period, payable in accordance with the Company’s normal payroll practices (or, in lieu of such reimbursement to you, the payment by the Company of), the same portion of the premium costs paid by the Company in connection with your participation in the Company’s health plan prior to your separation, in connection with your election to continue group health coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, (“COBRA”), provided, however, that in the event that you accept employment with a subsequent employer and are eligible to participate in the subsequent employer’s health plan, then you must notify the Company and the Company will cease making any such further COBRA payments under this subsection, and (E) in the event of a Termination in Connection with a Sale of the Company (as defined herein), an amount equal to two hundred percent (200%) of the Bonus earned by you for the fiscal year prior to the year in which your employment terminated, payable at the time of termination (the foregoing subsections (B), (C), (D) and (E) collectively referred to herein as the “Severance Payments”). You shall be entitled to the Severance Payments (i) if and only if (A) you executed and delivered to the Company a severance agreement and general release in form and substance reasonably satisfactory to the Company (the “General Release”), and the General Release has become effective and no longer subject to revocation, no later than sixty (60) days following the termination of your employment, and (B) the General Release has become effective and is no longer subject to revocation, and the General Release has not been breached (the “Initial Severance Conditions”), and (ii) only so long as you have not breached the provisions of the General Release or breached any of the provisions of the attached “Confidential Information, Non-Competition; Non-Disclosure Terms”, and you have not applied for unemployment compensation chargeable to any Osmose Company during or with respect to the Severance Period. You shall not be entitled to any other salary, compensation or benefits after termination of your employment, except as specifically provided in the Company’s employee benefit plans or as required by applicable law. Any Severance Payments pursuant to this provision shall not be paid or provided until the first scheduled payment date following the satisfaction of the Initial Severance Conditions (with the first such payment

PAUL A. GOYDAN

being in an amount equal to the total amount to which you would otherwise have been entitled during the period following the date of termination if such deferral had not been required); provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”) shall not be paid or provided until the sixtieth (60th) day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A.

“Cause” means, with respect to you, one or more of the following:

(A) The conviction of a felony or other crime involving moral turpitude, or the commission of any other act or omission involving fraud with respect to any Osmose Company or any of their customers, vendors or suppliers;

(B) The commission of any act or omission involving dishonesty with respect to any Osmose Company or any of their customers, vendors or suppliers which the Company in good faith determines has caused or could reasonably be expected to cause any Osmose Company substantial public disgrace or disrepute or substantial economic harm;

(C) Reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs or other conduct, which the Company in good faith determines has caused or could reasonably be expected to cause any Osmose Company substantial public disgrace or disrepute or substantial economic harm;

(D) Substantial and repeated failure to perform duties as reasonably directed by the Board or any other person to whom you report which failure continues after written notice of such failure and an opportunity to cure such failure within thirty (30) days of such notice;

(E) Breach of fiduciary duty, gross negligence or willful misconduct with respect to any Osmose Company;

(F) A willful and material failure to observe policies or standards approved by the Board regarding employment practices (including nondiscrimination and sexual harassment policies) as prescribed thereby from time to time which failure continues after written notice of such failure and an opportunity to cure such failure within thirty (30) days of such notice; or

(G) Any breach by you of the provisions of the “Confidential Information, Non-Competition and Non-Solicitation Terms” set forth in Exhibit A or any material breach by you of any other provision of this letter agreement, or any other agreement to which you and any Osmose Company are parties, which breach continues after written notice of such breach and an opportunity to cure such breach within thirty (30) days of such notice.

“Good Reason” means with respect to you one or more of the following:

(A) A material reduction in your salary without your consent;

(B) A relocation of your principal place of employment, without your consent, to a location more than thirty (30) miles from your then-current principal place of employment;

PAUL A. GOYDAN

(C) A material demotion or diminution in your responsibilities, title or reporting structure within any Osmose Company without your consent; or

(D) A breach by the Company of any of the material terms of this letter agreement;

provided that, in any case: (a) written notice of your resignation for Good Reason must be delivered to the Company within thirty (30) days after the occurrence of any such event in order for your resignation with Good Reason to be effective hereunder; (b) the Company shall have thirty (30) days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for Good Reason termination, and, if the Company cures such occurrence within such thirty (30)-day period, there shall be no Good Reason; and (c) you must actually resign within ninety (90) days following the event constituting Good Reason if the Company fails to remedy such occurrence.

If your employment is terminated due to your resignation without Good Reason, your Permanent Disability or death or by the Company for Cause, the Company’s obligations hereunder shall immediately cease, except that (i) you or your estate will be entitled to receive accrued salary, and benefits through the date of termination, and (ii) unless you were terminated by the Company for Cause or the Company had grounds to terminate you for Cause at the time of your resignation, you will be entitled to a portion of the Bonus to which you would have been entitled for the fiscal year in which your employment is terminated, in an amount determined in good faith by the Board, which amount shall, at a minimum, be pro-rated based on the number of days elapsed through the date of such termination and the total in the year in which such amount is calculated and paid at or near the time bonus payments are made to other employees of the Company in respect of such fiscal year. For purposes of this section, the term “Permanent Disability” will have the meaning given that term in the applicable long term disability insurance policy maintained by the Company.

“Termination in Connection with a Sale of the Company” means any of the following events occurring within six (6) months following (or, in the case of clause (A) below, directly or indirectly in connection with or in anticipation of) a Sale of the Company (as defined in the Stockholders’ Agreement, to be entered into on the Effective Date, by and among Parent and the stockholders of Parent, as amended from time to time in accordance with the terms thereof):

(A) A termination of your employment by the Company without Cause;

(B) A termination of your employment by you for Good Reason; or

(C) A termination of your employment by you because any successor to the Company’s operations or assets (whether acquired by merger, sale, consolidation or otherwise) (“Successor”) terminates (or, if such Sale of the Company is structured as a sale of the assets of the Company, fails to assume in writing), this Agreement at the time of the Sale of the Company.

Representations

You hereby represent and warrant to the Company that (i) the execution, delivery and performance of this letter agreement by you does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound, (ii) you are not a party to or bound by any employment agreement or confidentiality agreement with any other person or entity or any other agreement restricting you from competing with or soliciting other persons from employment, as customers or for any other purpose, and

PAUL A. GOYDAN

(iii) upon the execution and delivery of this letter agreement by the Company, this letter agreement shall be the valid and binding obligation of yours, enforceable in accordance with its terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other applicable laws, now or hereafter in effect, relating to or affecting the rights of creditors generally or by general principles of equity. You hereby acknowledge and represent that you have consulted with independent legal counsel regarding your rights and obligations under this letter agreement and that you fully understand the terms and conditions contained herein.

Corporate Opportunities

You shall submit to the Board all business, commercial and investment opportunities, or offers presented or otherwise made available to you or of which you become aware at any time during the period of your employment which relate to the business of any Osmose Company (“Corporate Opportunities”). You shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf, except with Board approval.

Cooperation

During the period of your employment and thereafter, you shall cooperate with the Osmose Companies in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including by being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this provision when you are no longer employed by any Osmose Company, the Company shall reimburse you for your time at a reasonable hourly rate and for reasonable travel expenses (including lodging and meals) upon submission of receipts.

U.S. Income Tax Rule Compliance

All payments under this letter agreement are stated in gross amounts and shall be subject to customary withholding and other amounts required by law to be withheld. The Osmose Companies shall be entitled to deduct or withhold from any amounts owing from any Osmose Company to you any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to your compensation or other payments from any Osmose Company or your ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event any Osmose Company does not make such deductions or withholdings you shall indemnify the Osmose Companies (x) for any amounts paid by any Osmose Company to a government authority in respect of your Taxes as a result of such failure to deduct or withhold and (y) if, as a result of your actions or failures, any Osmose Company is subject to any interest or penalties as a result thereof, for any amounts paid with respect to any such interest or penalties.

PAUL A. GOYDAN

Section 409A Provisions

It is the intent of the parties that the compensation and benefits provided under this letter agreement either comply with or are exempt from the applicable requirements of Section 409A, and this letter agreement shall be interpreted and administered consistent with such intention.

As required by Section 409A, to the extent any reimbursement or in-kind benefit provided to you under this letter agreement is includable in your income, such reimbursement shall be paid to you no later than December 31st of the year following the year in which you incur the expense, the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit, and the amount of reimbursable expenses or in-kind benefits provided in one year shall not increase or decrease the amount of reimbursable expenses or in-kind benefits to be provided in a subsequent year.

For purposes of the “Severance Payments” made pursuant to this letter agreement, termination of your employment means a “separation from service” with the Company as defined by Section 409A. In the event that you are a “specified employee” for purposes of Section 409A at the time of separation from service, any separation pay or other compensation payable hereunder by reason of such separation of service that would otherwise be paid during the six-month period immediately following such separation from service shall instead be paid on the six-month anniversary of the separation from service to the extent required to comply with Section 409A.

If and to the extent necessary to comply with Section 409A, a “Sale of the Company” must also qualify as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning given such terms by Section 409A.

The Company makes no representation to you regarding the taxation of the compensation and benefits under this letter agreement, including, but limited to, the tax effects of Section 409A, and you shall be solely responsible for the taxes imposed upon you with respect to your compensation and benefits under this letter agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

General

This letter agreement embodies the complete agreement and understanding among the parties with respect to the subject matter and supersedes and preempts that certain Employment Agreement dated January 3, 2007 between the Company and you, and any other prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Notwithstanding the foregoing, that certain Key Employee Non-Competition Agreement dated November 8, 2006, as amended (the “Key Employee Agreement”), between OHI and you, shall remain in full force and effect and shall not be superseded or preempted in any respect by this letter agreement nor shall this letter agreement be superseded or preempted in any respect by the Key Employee Agreement. The parties acknowledge that such Key Employee Agreement is designed to provide supplemental retirement compensation to you provided that you meet the criteria and otherwise comply with the terms and conditions of such agreement all of which are considered to be distinct from the compensation and terms and conditions set forth in this letter agreement, The language used in this letter agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All issues and questions

PAUL A. GOYDAN

concerning the construction, validity, enforcement and interpretation of this letter agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York (the “State”), without giving effect to any choice of law or conflict of law rules or provisions (whether of the State or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State. No amendment, modification, or waiver of this letter agreement shall be effective unless set forth in a written instrument executed by the Company and you. Any legal action or proceeding with respect to this letter agreement shall be brought exclusively in the courts of the State located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this letter agreement, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non-conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. You may not assign your rights or obligations hereunder without the prior written consent of the Company. The Osmose Companies other than the Company are express third party beneficiaries of this letter agreement.

My colleagues at the Company and I look forward to what we believe will continue to be a productive and mutually rewarding collaboration.

*    *    *    *    *

PAUL A. GOYDAN

Please confirm your acceptance of this offer by signing below, returning the original to me, and keeping a copy for yourself.

Sincerely,

OSMOSE, INC.

/s/ TIMOTHY L. GOSLIN VP MANUFACTURING
By:	TIMOTHY L. GOSLIN
Its:	VP MANUFACTURING

I accept the above offer of employment and agree to be bound by the terms of this letter agreement.

/s/ PAUL A. GOYDAN
PAUL A. GOYDAN

[Signature Page to Employment Letter Agreement]

Exhibit A

Confidential Information, Non-Competition and Non-Solicitation Terms

(a) Confidential Information. You acknowledge that in the course of your employment with any Osmose Company and any predecessors thereof, you have and will occupy a position of trust and confidence. You shall not, except in the course of the good faith performance of your duties to any Osmose Company, or as required by applicable law, without limitation in time and whether directly or indirectly, disclose to any person or entity, or use, any Confidential Information. “Confidential Information” shall mean information about the business and affairs of the Osmose Companies and their respective clients, customers or business relations, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including, without limitation, computer records) containing such Confidential Information, but “Confidential Information” excludes information which you can demonstrate (i) is in the public domain through no act or omission of you in violation of any agreement that you are party to with any Osmose Company or any policy of any Osmose Company, or (ii) has become available to you on a non-confidential basis from a source other than the Osmose Companies without breach of such source’s confidentiality or non-disclosure obligations to any Osmose Company. Nothing in this paragraph shall prohibit you from disclosing Confidential Information as required by court order or as otherwise required by law, on the condition that, unless prohibited by law or court order, notice of the requirement for such disclosure is given to the Company prior to making any disclosure. You agree to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of your employment or as soon thereafter as possible, (A) all documents, computers, computer tapes and disks, records, lists, data, drawings, prints, notes, written information, keys and other personal property furnished by any Osmose Company or prepared by you during the term of your employment by the Company, and (B) all notebooks and other data relating to research or experiments or other work conducted by you in the scope of employment, and in each case, all copies thereof.

(b) Prior Employment. You are prohibited from using or disclosing any confidential information or trade secrets that you may have learned through any prior employment. If at any time during your employment with any Osmose Company you believe you are being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations you may have to former employers, you shall immediately advise the Board so that your duties can be modified appropriately, You represent and warrant to the Company that you took nothing with you which belonged to any former employer when you left your prior employment positions and that you have nothing that contains any information which belongs to any former employer. If at any time you discover this is incorrect, you shall promptly return any such materials to your former employer. The Company does not wish for you to make any such materials available to any Osmose Company, and you shall not be permitted to use or refer to any such materials in the performance of your duties hereunder.

(c) Intellectual Property, Inventions and Patents. You acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to any Osmose Company’s actual or anticipated business, research and development or existing or future products or services and which have been and are conceived, developed or made by you (whether alone or jointly with others) while employed by any Osmose Company (“Work Product”), belong to such Osmose Company. You shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the employment period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). You acknowledge that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. The foregoing provisions of this subsection (c) shall not apply to any invention that you developed entirely on your own time without using any Osmose Company’s equipment, supplies, facilities or trade secret information, except for those inventions that (i) relate to any Osmose Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for any Osmose Company.

(d) Non-Competition. In further consideration of the compensation to be paid to you hereunder, you acknowledge that during the course of your employment with the Company you may have become and hereafter you may become familiar with the Osmose Companies’ trade secrets and with other Confidential Information concerning the Osmose Companies now existing or as may be developed hereafter and that your services have been and shall be of special, unique and extraordinary value to the Osmose Companies, and therefore, during the period of your employment by Osmose Companies and continuing until, subject to the last sentence of this paragraph, the first anniversary of the date that you cease to be employed with the Osmose Companies for any reason (as such period may be extended as described below, the “Applicable Period”), you shall not, directly or indirectly, provide services to or own, manage, operate, join, control, participate in, or be connected with, any business, individual, partner, firm, corporation, partnership, limited liability company or other entity that is competing with the businesses of any Osmose Company as such businesses exist or are contemplated or in process during the period of your employment or on the date of the termination or expiration of your employment; provided, however, that the “beneficial ownership” by you, either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this paragraph. You and the Company acknowledge and agree that the business of the Company extends throughout North America, and that the terms of the non-competition agreement set forth herein shall apply throughout North America. Notwithstanding the foregoing, at any time prior to the end of the Applicable Period, the Company may in its sole discretion extend such Applicable Period by up to twenty four (24) months provided that for the period of such extension you will continue to be paid the amounts and benefits described in clauses (B) and (D) of the definition of “Severance Payments”, payable in equal installments in accordance with the Company’s normal payroll practices.

(e) Non-Solicitation of Customers and Suppliers. During the Applicable Period, you shall not, directly or indirectly, influence or attempt to influence any customer, supplier, licensee, licensor, franchisee or other business relation of any Osmose Company with which you had contact at any time during the twelve (12) month period prior to the termination of your employment to divert any of their business away from any Osmose Company or otherwise interfere with their relationship with the Osmose Companies.

(f) Non-Solicitation of Employees. You recognize that you possess and will possess Confidential Information about other employees of the Osmose Companies relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Osmose Companies. You recognize that the information you possess and will possess about these other employees is not and will not be generally known, is of substantial value to the Osmose Companies in developing their businesses and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Company. You agree that, during the Applicable Period, you will not (other than by means of a general non-targeted solicitation), directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of any Osmose Company to terminate his or her employment or any other relationship with the Osmose Companies or otherwise interfere with their relationship with the Osmose Companies. You also agree that you will not convey or otherwise disclose any such Confidential Information or trade secrets about other employees of the Osmose Companies to any other person or entity.

(g) Non-Disparagement. You shall not directly or indirectly, make any derogatory or negative statements or communications regarding any Osmose Company or any of their respective employees, officers, directors, or equityholders, The Company shall not and shall not permit any other Osmose Company to issue any public statement, press release or announcement that includes any derogatory or negative statements regarding you.

(h) Remedies. If, at the time of enforcement of this Exhibit A, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because your services are unique and because you have access to Confidential Information and Work Product, the parties hereto agree that the Osmose Companies would suffer irreparable harm from a breach of this Exhibit A by you and that money damages would not be an adequate remedy for any such breach of this Exhibit A. Therefore, in the event a breach or threatened breach of this Exhibit A, the Osmose Companies and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by you of subsection (d), (e) or (f), the Applicable Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

(i) Additional Acknowledgements. In addition, you acknowledge that the provisions of this Exhibit A are in consideration of your employment with the Company and additional good and valuable consideration as set forth in this letter agreement. You also acknowledge that (i) the restrictions contained in this Exhibit A will not preclude you from earning a livelihood, nor will they unreasonably impose limitations on your ability to earn a living, following your employment by the Company, (ii) the business of the Osmose Companies is national in scope and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including you), the Osmose Companies have business activities and have valuable business relationships within their respective industry throughout the United States. You agree and acknowledge that the potential harm to the Osmose Companies of the non-enforcement of this Exhibit A outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledges that you have carefully read this Exhibit A and consulted with legal counsel of your choosing regarding its contents, have given careful consideration to the restraints imposed upon you by this Exhibit A and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Osmose Companies now existing or to be developed in the future. You expressly agree and acknowledge that each and every restraint imposed by this Exhibit A is reasonable with respect to subject matter, time period and geographical area.

(j) Survival of Provisions. The obligations contained in this Exhibit A shall survive the termination or expiration of your employment with the Osmose Companies and shall be fully enforceable thereafter.